CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Entegra Financial Corp.

We consent to the incorporation by reference in this registration statement on Form S-8 of Entegra Financial Corp. of our report dated March 30, 2015, with respect to the consolidated financial statements of Entegra Financial Corp. and Subsidiary which report appears in Entegra Financial Corp.’s 2014 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

May 29, 2015